LAW OFFICE OF C. RICHARD ROPKA, L.L.C.

C. Richard Ropka, LLM (Tax) †

215 Fries Mill Road

Turnersville, New Jersey  08012

†  Admitted to practice in US Supreme Court,

(856) 374-1744

     US District Court & US Tax Court

(1-866) 272-8505 (Fax)

April 20, 2010

Archer Investment Series Trust

Trustees of the Archer Investment Series Trust

c/o Archer Investment Corporation

9000 Keystone Crossing, Suite 630

Indianapolis, IN 46240

Re: Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested by Archer Investment Series Trust, an Ohio business trust with transferable shares (the “Trust”) established under an Agreement and Declaration of Trust dated October 7, 2009 (the “Declaration”), for our opinion with respect to certain matters relating to the Archer Balanced Fund (the “Acquiring Fund”), a series of the Trust. We understand that the Trust has filed a Registration Statement on Form N-1A for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in contemplation of the proposed acquisition by the Acquiring Fund of all of the assets of the Archer Balanced Fund, a series of the Unified Series Trust (the "Transferring Fund"), in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”), the form of which is included in the Form N-14.

We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, and assuming the approval of the Plan by shareholders of the Acquired Fund, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust’s Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters of United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

Law Office of C. Richard Ropka, LLC

By:

/s/  C. Richard Ropka, Esq.

C. Richard Ropka, Esq.